EXHIBIT 99.2

MEMORANDUM OF UNDERSTANDING

This Memorandum describes the current status of the conversations between the Petróleos de Venezuela, S.A. (the “PDVSA”) and CMS Energy Corporation (“CMS”) with respect to the transfer to PDVSA of all the interest of any kind that CMS and its subsidiaries hold in the company Sistema Eléctrico de Nueva Esparta, C.A. (“SENECA”), including, but not limited to, equity participation, leased equipment and indebtedness of SENECA with CMS or its subsidiaries (“CMS Interest”), provided that such equity participation is 88,0% of the capital stock of SENECA.

1. Subject to the provisions of this Memorandum, PDVSA has agreed to pay and CMS has agreed to accept the amount of US$ 105,500,000.00, as total compensation for the transfer of CMS Interest to PDVSA. Such payment shall be made entirely as of the closing date of the acquisition, only and exclusively in Dollars of the United States of America, in immediately available funds, net of any deduction or withholding. With the payment of this compensation, CMS shall waive any kind of claim against PDVSA, the Government of the Bolivarian Republic of Venezuela or its entities.

2. The acquisition of CMS Interest by PDVSA is subject to the following conditions:

(i)	Negotiation and conclusion of a full sale purchase agreement of CMS Interest, with standard representations, warranties and indemnity obligations to be granted by CMS and PDVSA;

(ii)	Performance of legal and financial due diligence by PDVSA which do not result in the identification of material differences with the attached financial statements, which, in the reasonable opinion of PDVSA, materially affect the value of CMS Interest previously agreed (it is expressly understood that the agreed compensation is based on SENECA’s current situation according to the attached financial statements, and that it is not PDVSA’s intention to challenge the legal and reasonable administrative acts carried out by the employees and executives of the company prior to the acquisition);

(iii)	Inexistence of transactions outside the ordinary course of business before the closing of the acquisition;

(iv)	Inexistence of material financial adverse changes in SENECA prior to closing of the acquisition;

(v)	Full cooperation on the part of CMS up to the closing of the acquisition with a liaison team to be appointed by PDVSA shortly, and best efforts of CMS to facilitate the transition in the administration of SENECA;

(vi)	Veracity in all substantial aspects of the representations granted by CMS in the sale purchase agreement of CMS Interest; and

(vii)	Transfer of ownership of all the shares and equipment included in CMS Interest, as well as the discharge of all of SENECA’s indebtedness with CMS or any of its subsidiaries, and delivery of evidence that the value of leased equipment to be transferred is equal to or higher than US$ 15,6 Million, and that the total amount of indebtedness to be discharged is not lower than US$ 1,9 Million (amounts included in the compensation set forth in paragraph 1).

3. The parties shall proceed in good faith to conclude the agreements and to close the transaction as soon as possible, but in no event after March 31, 2007, provided that, if any of the conditions set forth in paragraph 2 above are not met, PDVSA may at any time terminate the conversations without further compromise.

4. This Memorandum is subject to the final approval of the parties which is expected to occur within two (2) business days as of the date hereof.

The parties have executed this Memorandum in Caracas on February 13 de 2007.

CMS ENERGY CORPORATION

Joseph Tomasik
Vice-President

PETRÓLEOS DE VENEZUELA, S.A.

Rafael Ramírez Carreño
Minister for the Popular Power for Energy and Petroleum